UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 26, 2006

NEWGOLD, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-20722	16-1400479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Capitol Mall, Suite 900 Sacramento, CA	95814
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (916) 449-3913

Same
(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Private Placement

On September 26, 2006, Newgold entered into a Securities Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) in connection with a private placement of convertible debentures, in the aggregate principal amount of $2,200,000 and bearing interest of 8% per annum (the “Debentures”). The Debentures will be funded $1,000,000 at the closing, $600,000 upon the filing of a resale registration statement with the Securities and Exchange Commission and $600,000 upon the registration statement being declared effective. The Debentures will be due and payable in three years from the date of issue unless converted into shares of the Company’s common stock or repaid prior to their expiration date. The maximum conversion rate is $0.4735 per share subject to certain adjustments. Additionally, pursuant to the Purchase Agreement, the investor was issued warrants (the “Warrants”) to purchase an aggregate of 2,527,777 shares of Newgold common stock with 1,444,444 warrants exercisable at $0.45 per share and 1,083,333 warrants exercisable at $0.60 per share. The Warrants have a term of four years and are immediately exercisable.

Pursuant to the Registration Rights Agreement, the Company is obligated to file a registration statement with the Securities and Exchange Commission within 30 days of the closing of the transaction covering the possible resale from time to time in the future of the shares of common stock underlying the Debentures and the Warrants. The Registration Rights Agreement provides for certain penalties to the Company if the registration statement is not filed or does not become effective before dates specified in that agreement. Each of the Company and the investor has agreed to indemnify the other party and certain affiliates against certain liabilities related to the registration statement.

Yorkville Advisors LLC acted as advisor for the financing and received customary due diligence and structuring fees based on the aggregate gross proceeds of the transaction.

Item 2.03 Creation of a Direct Financial Obligation

See Item 1.01 above, which disclosures are incorporated herein by reference. When fully funded, the secured Debentures will represent $2,200,000 of debt owed by the Company. The Debentures bear interest at an annual rate of 8% which accrues until the maturity date which is three years from the date of issue at which time all principal and accrued interest not previously converted into Newgold common stock or repaid, will be due and payable. Both principal and interest are convertible into shares of the Company’s common stock at a 5% discount from the average bid price existing at the time of conversion or $0.4735 per share, whichever, is lower. The $0.4735 price per share is subject to adjustment for stock splits, dividends or if securities of the Company are sold at a price below $0.4735 per share (with certain exceptions). Newgold may repay the debt early by paying a Redemption Premium equal to 10% of the principal amount being redeemed plus accrued interest thereon.

The investor also has a right to participate in any future financings by Newgold occurring after 18 months following the closing.

The Debenture is secured by 146 unpatented mining claims existing on the Company’s Relief Canyon mining property located in Pershing County, Nevada. In addition, if a default should occur, the Company could be required to issue up to an additional 10,000,000 shares of its common stock to the investor depending on how much of the Debenture principal and interest remained at the time of the default.

Item 3.02 Recent Sales of Unregistered Securities

See Item 1.01 above, which disclosures are incorporated herein by reference. The issuance of the Debenture and Warrants was completed in accordance with the exemption provided by Rule 506 of Regulation D of the Securities Act of 1933 and/or Section 4(6) of the Securities Act of 1933, as amended. The investor represented that it is an accredited investor, as defined in Rule 501 of Regulation D, and that it was acquiring the securities for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act.

Item 9.01 Financial Statements and Exhibits

Exhibits.

4.1	Convertible Debenture.
4.2.1	Form of Warrant - $.45 exercise price.
4.2.2	Form of Warrant - $.60 exercise price.
10.1	Securities Purchase Agreement, dated September 26, 2006, by and among Newgold and the investor named therein.
10.2	Registration Rights Agreement, dated September 26, 2006, by and among Newgold and the investor named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2006        NEWGOLD, INC.

By: /s/ James W. Kluber
        James W. Kluber
Chief Financial Officer
(Duly Authorized Officer)